                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                            Tier Technologies, Inc.
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (6) Amount Previously Paid:

    (7) Form, Schedule or Registration Statement No.:

    (8) Filing Party:

    (9) Date Filed:

                            TIER TECHNOLOGIES, INC.
                        1350 Treat Boulevard, Suite 250
                        Walnut Creek, California 94596

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON JANUARY 11, 2000

To The Shareholders Of Tier Technologies, Inc.:

   Notice Is Hereby Given that the Annual Meeting of Shareholders of Tier Technologies, Inc., a California corporation (the "Company"), will be held on Tuesday, January 11, 2000 at 2:00 p.m. local time at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor, San Francisco, California, for the following purposes:

1. To elect directors to serve for the ensuing year and until their successors are elected.

2. To approve the Company's Employee Stock Purchase Plan, as amended, to increase the aggregate number of shares of Class B Common Stock authorized for issuance under such plan by 200,000 shares.

3. To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending September 30, 2000.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   The Board of Directors has fixed the close of business on December 3, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                        By Order of the Board of Directors

                                        /s/ GEORGE K. ROSS

                                        George K. Ross
                                        Secretary

Walnut Creek, California
December 15, 1999

    All Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                            TIER TECHNOLOGIES, INC.
                        1350 Treat Boulevard, Suite 250
                        Walnut Creek, California 94596

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS

                               JANUARY 11, 2000

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Tier Technologies, Inc., a California corporation ("Tier" or the "Company"), for use at the Annual Meeting of Shareholders to be held on January 11, 2000, at 2:00 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor,
San Francisco, California. The Company intends to mail this proxy statement and accompanying proxy card on or about December 15, 1999, to all shareholders entitled to vote at the Annual Meeting.

Solicitation

   The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, ChaseMellon Shareholder Services. No additional compensation will be paid to directors, officers or other regular employees for such services, but ChaseMellon Shareholder Services will be paid its customary fee, estimated to be about $7,500.00, if it renders solicitation services.

Voting Rights and Outstanding Shares

   Only holders of record of Class A Common Stock and Class B Common Stock at the close of business on December 3, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on December 3, 1999 the Company had outstanding and entitled to vote 1,639,762 shares of Class A Common Stock and 10,845,173 shares of Class B Common Stock. Holders of Class A Common Stock and Class B Common Stock vote together as a single class on the matters to be considered and acted upon at the Annual Meeting, except holders of Class B Common Stock have the right to vote as a single class for the election of two of the six director nominees.

   Each share of Class A Common Stock is entitled to ten votes and each share of Class B Common Stock is entitled to one vote. An affirmative vote of a majority of the Common Stock voted at the Annual Meeting, by person or in proxy, is required for approval of each item being submitted to the shareholders for consideration, with the exception of the election of directors, where the nominees receiving the highest number of votes entitled to be cast therefor shall be elected (see "Proposal 1"). An election inspector appointed by the Board shall receive and tabulate proxies and votes cast in person at the Meeting. Abstentions and "broker non-votes" are counted towards a quorum but are not counted for any purpose in determining whether a matter is approved.

Revocability of Proxies

   Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Shareholder Proposals

   The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's annual meeting of shareholders to be held in 2001 pursuant to Rule 14a-8 of the Securities and Exchange Commission is August 15, 2000. Proposals and director nominations for such meeting that are not to be included in such proxy statement and proxy must be received by the Company at 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596, no later than the tenth day following the mailing of notice of the date of such annual meeting.

                                  PROPOSAL 1

                             Election of Directors

   The Board is currently composed of seven directors. Since the Company's 1998 Annual Meeting of Stockholders, the Board size increased from five to seven members. Effective as of the Annual Meeting, the Board has authorized the reduction in size from seven directors to six directors. Accordingly, George K. Ross, currently a director of the Company, has indicated that he will not seek reelection to the Board of Directors at the Annual Meeting. There are six nominees for the six Board positions authorized. Each director to be elected will hold office until the next annual meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, four directors having been elected by the shareholders and two directors, Morgan P. Guenther and William C. Van Faasen, having been elected by the Board.

   The Company's Amended and Restated Articles of Incorporation (the "Articles") provide that the holders of Class B Common Stock shall vote as a separate class and be entitled to elect two of the six directors, in a slate separate from the election of the remaining directors. The following two individuals are nominated for election by the holders of Class B Common Stock voting as a separate class: Samuel Cabot III and Ronald L. Rossetti.

   The Articles provide that the holders of Class B Common Stock and Class A Common Stock shall vote as a single class to elect the remaining four directors. The following four individuals are nominated for election by the holders of Class B Common Stock and Class A Common Stock, voting as a single class: James L. Bildner, William G. Barton, Morgan P. Guenther and William C. Van Faasen.

   The two Class B Common Stock nominees receiving the highest number of affirmative votes shall be elected. The four remaining nominees receiving the highest number of affirmative votes shall be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Nominees

   The names of the nominees and certain information about them are set forth below:

                   Name                    Age          Position Held With the Company
                   ----                    ---          ------------------------------
James L. Bildner..........................  45 Chairman of the Board and Chief Executive Officer
William G. Barton.........................  43 President, Chief Technology Officer and Director
Samuel Cabot III(1)(2)(3).................  59 Director
Morgan P. Guenther(1).....................  45 Director
Ronald L. Rossetti(1)(2)(3)...............  56 Director
William C. Van Faasen(2)..................  51 Director

--------
(1) Member of the Compensation Committee of the Board.
(2) Member of the Audit Committee of the Board.
(3) Class B Common Stock Director.

   Mr. Bildner joined Tier as Chairman of the Board in November 1995 and became Chief Executive Officer in December 1996. From December 1994 to December 1996, Mr. Bildner was employed as a principal of Argus Management Corporation, a management consulting firm. Mr. Bildner received an A.B. from Dartmouth College and a J.D. from Case Western Reserve School of Law.

   Mr. Barton, one of the initial founders of Tier, has served as Chief Technology Officer since February 1998 and as President and a Director since 1991. From 1991 until February 1998, he also served as Chief Operating Officer of the Company. He received a B.S. in Business Administration and Management from the University of Phoenix and a Presidential/Key Executive MBA from Pepperdine University.

   Mr. Cabot has served as a Director of Tier since January 1997. He has served as President of Samuel Cabot Inc., a manufacturer and marketer of premium quality exterior stains and architectural coatings, since 1978. He is also on the board of directors of Samuel Cabot, Inc., Plasticolors, Inc. and Blue Cross/Blue Shield of Massachusetts, Inc. Mr. Cabot received an A.B. from Dartmouth College and an MBA from Boston University.

   Mr. Guenther has served as a Director of Tier since August 1999. Since June 1999, Mr. Guenther has served as Vice President of Business Development of TiVo Inc., a technology firm specializing in the creation of personalized television services. From August 1998 to June 1999, Mr. Guenther was a partner at Paul, Hastings, Janofsky & Walker LLP, an international law firm. Mr. Guenther represented the Company on a variety of matters while at Paul Hastings. From 1990 to March 1998, Mr. Guenther was a partner at the law firm of Farella Braun & Martel LLP. Mr. Guenther holds a B.A. and a J.D. from the University of Colorado and an MBA from the University of San Francisco.

   Mr. Rossetti has served as a Director of Tier since November 1995. Since February 1997, he has served as President of Riverside Capital Partners, Inc., a venture capital investment firm. From 1976 until September 1994, Mr. Rossetti was President, Chief Executive Officer and a director of Nature Food Centers, Inc. Mr. Rossetti is also on the Board of Directors of General Nutrition Co. and ShopLink.com, the advisory board of Hamilton Associates and serves as a trustee of Northeastern University. He received a B.S. from Northeastern University.

   Mr. Van Faasen has served as a Director of Tier since June 1999. Since September 1992, Mr. Van Faasen has served as President and Chief Executive Officer of Blue Cross/Blue Shield of Massachusetts, Inc. From 1990 to March 1992 he also served as its Executive Vice President and Chief Operating Officer and was appointed President-Designee on March 18, 1992. Mr. Van Faasen is also on the Board of Directors of BankBoston and IMS Health. Mr. Van Faasen received a B.A. from Hope College and an MBA from Michigan State University.

Board Committees and Meetings

   During the fiscal year ended September 30, 1999, the Board held six meetings and acted by unanimous written consent eight times. The Board has an Audit Committee and a Compensation Committee.

   The Audit Committee reviews the results and scope of the annual audit and the services provided by the Company's independent auditors. The Audit Committee is composed of three non-employee directors: Messrs. Cabot, Rossetti and Van Faasen. It met twice during such fiscal year.

   The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options under the Company's stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of three non-employee directors: Messrs. Cabot, Guenther and Rossetti. It met four times during such fiscal year and acted by unanimous written consent twelve times.

   During the fiscal year ended September 30, 1999, all directors except Mr. Barton attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

                                  PROPOSAL 2

             Approval of Employee Stock Purchase Plan, as Amended

   In October 1997, the Board adopted, and the shareholders subsequently approved, the Company's Employee Stock Purchase Plan ("Purchase Plan"). On November 23, 1999, the Board amended the Purchase Plan, subject to shareholder approval, to increase the number of shares of Class B Common Stock authorized for issuance under the Purchase Plan from a total of 100,000 shares to a total of 300,000 shares. The Board adopted this amendment in order to ensure that the Company can continue to grant purchase rights at levels determined appropriate by the Board.

   During the last fiscal year, shares of Class B Common Stock were purchased in the amounts and at the weighted average prices per share under the Purchase Plan as follows: George K. Ross, 1,000 shares ($8.83), all current executive officers as a group 2,500 shares ($8.26), and all employees (excluding executive officers) as a group 43,184 shares ($8.51).

   As of December 1, 1999, an aggregate of 81,221 shares of the Class B Common Stock had been issued and sold under the Purchase Plan. As of such date, 18,779 shares of Class B Common Stock (plus any shares that might in the future be returned to the Purchase Plan as a result of cancellations or expiration of purchase rights) remained available for future grant under the Purchase Plan. Effective as of December 1, 1999, the Board suspended the Purchase Plan pending approval of the amendment of the Purchase Plan as described in this Proposal 2.

   The shareholders are being asked to approve the amendment to the Purchase Plan to increase the shares authorized and reserved for issuance under the Purchase Plan by 200,000 shares, bringing the total shares reserved for issuance under the Purchase Plan to 300,000 shares. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting at the meeting will be required to approve the amendment to the Purchase Plan.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 2.

   The essential features of the Purchase Plan, as amended, are outlined below:

Purpose

   The purpose of the Purchase Plan is to provide a means by which employees of the Company (and any parent or subsidiary of the Company designated by the Board to participate in the Purchase Plan) may be given an opportunity to purchase Class B Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company. As of September 30, 1999, approximately 477 of the Company's workforce of 780 individuals worldwide were eligible to participate in the Purchase Plan.

   The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

Administration

   A committee of at least two members of the Board administers the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the rights granted under it. The committee has the power, subject to the provisions of the Purchase Plan, to determine when and how rights to purchase shares of Class B Common Stock of the Company will be granted and the provisions of each offering of such rights.

   As used herein with respect to the Purchase Plan, the "Board" refers to any committee the Board appoints and to the Board.

Offerings

   The Purchase Plan is implemented by offerings of rights to all eligible employees from time to time by the Board. Generally, each offering is six months long.

Eligibility

   Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated by the Board) on the first day of an offering is eligible to participate in that offering.

   However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options). In addition, no employee may purchase more than 500 shares of Class B Common Stock in any purchase period or more than $25,000 worth of Class B Common Stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company and its affiliates in any calendar year.

Participation in the Plan

   Eligible employees enroll in the Purchase Plan by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 10% of such employees' total compensation during the offering.

Purchase Price

   The purchase price per share at which shares of Class B Common Stock are sold in an offering under the Purchase Plan is the lower of (i) 85% of the fair market value of a share of Class B Common Stock on the first day of the purchase period or (ii) 85% of the fair market value of a share of Class B Common Stock on the last day of the purchase period.

Payment of Purchase Price; Payroll Deductions

   The purchase price of the shares is accumulated by payroll deductions over the offering. At any time during the offering, but not more than once during an offering, a participant may reduce or terminate his or her payroll deductions as the Board provides in the offering. A participant may not increase or begin such payroll deductions after the beginning of any offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with the general funds of the Company. A participant may not make additional payments into such account.

Purchase of Stock

   By executing an agreement to participate in the Purchase Plan, the employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, the Board specifies a maximum number of shares of Class B Common Stock an employee may be granted the right to purchase and the maximum aggregate number of shares of Class B Common Stock that may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number of shares of Class B Common Stock available, the Board would make a pro rata allocation of available shares in a uniform and equitable manner or, subject to shareholder approval, increase the number of shares available for issuance under the Purchase Plan. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at the end of the offering at the applicable price. See "Withdrawal" below.

Withdrawal

   While each participant in the Purchase Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable offering.

   Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in that offering. However, an employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

   Rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

Restrictions on Transfer

   Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted.

Duration, Amendment and Termination

   The Board may suspend or terminate the Purchase Plan at any time. Unless terminated earlier, the Purchase Plan will terminate on the last business day in September 2007.

   The Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the shareholders if the amendment would (i) materially increase the number of shares of Class B Common Stock reserved for issuance under the Purchase Plan or the maximum number of shares purchasable per participant on any one purchase date, (ii) materially modify the requirements relating to eligibility for participation in the Purchase Plan, or (iii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Class B Common Stock under the Purchase Plan.

   Rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without consent of the employee to whom such rights were granted.

Effect of Certain Corporate Events

   In the event of a sale, transfer or other disposition of all or substantially all of the assets of the Company or specified types of merger of the Company, the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, any such event.

Stock Subject to Purchase Plan

   Subject to shareholder approval of this Proposal, an aggregate of 300,000 shares of Class B Common Stock are reserved for issuance under the Purchase Plan. If rights granted under the Purchase Plan expire, lapse or otherwise terminate without being exercised, the shares of Class B Common Stock not purchased under such rights again becomes available for issuance under the Purchase Plan.

Federal Income Tax Information

   Rights granted under the Purchase Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

   A participant will be taxed on amounts withheld for the purchase of shares of Class B Common Stock as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the acquired shares, and the method for purposes of the taxation will depend upon the holding period of the acquired shares. However, employment taxes (Federal Insurance Contribution Act or "FICA" and the Federal Unemployment Tax Act or "FUTA") may be withheld at the time of purchase of shares of Class B Common Stock under the Purchase Plan.

   If the stock is disposed of more than two years after the beginning of the offering period and more than one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term capital gain or loss. Such capital gains currently are generally subject to lower federal tax rates (a maximum rate of 20%) than ordinary income (a maximum rate of 39.6%).

   If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be short-term or long-term, depending on how long the stock has been held. An asset must be held more than one year to be eligible for long term capital gain investment.

   There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the Purchase Plan. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness and the satisfaction of tax reporting obligations).

                                  PROPOSAL 3

               Ratification of Selection of Independent Auditors

   The Board has selected PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending September 30, 2000 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company's financial statements since July 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

   Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

   The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and voting at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding the ownership of the Company's Common Stock as of September 30, 1999 by: (i) each nominee for director; (ii) each of the Named Executive Officers (as set forth in the Summary Compensation Table); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                 Beneficial Ownership(1)(2)
                                -----------------------------
                                  Number of      Number of    Percent of Total
            Name(3)             Class A Shares Class B Shares  Voting Power(4)
            -------             -------------- -------------- ----------------
James L. Bildner(5)............   1,659,762        459,299          61.8%
William G. Barton(5)(6)........   1,659,762        439,678          61.9%
Bryan McCaul...................     115,070        261,666           5.2%
Bradley Nickels................     115,070        231,666           5.1%
Greg Bowen.....................     119,303        175,000           5.0%
George K. Ross.................         --         165,124             *
Ronald L. Rossetti.............         --          56,190             *
Samuel Cabot III...............         --          50,476             *
William C. Van Faasen..........         --          20,000             *
James R. Weaver................         --          16,666             *
Morgan P. Guenther.............         --          11,000             *
Stephen McCarty................         --          25,500             *
All directors and executive
 officers as a group (11
 persons)......................   1,659,762      1,275,682          63.3%

--------
 *  Represents beneficial ownership of less than 1%.
(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(2) Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from September 30, 1999 are considered outstanding for the purpose of calculating the percentage of voting power of such person but not for the purpose of calculating the percentage of voting power of any other person. The number of shares subject to stock options that are currently exercisable or exercisable within 60 days of September 30, 1999 is as follows: Mr. Bildner, 10,000 shares of Class A Common Stock and 258,299 shares of Class B Common Stock; Mr. Barton, 10,000 shares of Class A Common Stock and 193,082 of Class B Common Stock; Mr. McCaul, 5,000 shares of Class B Common Stock; Mr. Nickels, 15,000 shares of Class B Common Stock; Mr. Bowen, 3,333 shares of Class B Common Stock; Mr. Ross, 151,632 shares of Class B Common Stock; Mr. Rossetti, 46,666 shares of Class B Common Stock; Mr. Cabot, 46,666 shares of Class B Common Stock; Mr. Van Faasen, 20,000 shares of Class B Common Stock; Mr. Weaver, 16,666 shares of Class B Common Stock; Mr. Guenther, 10,000 shares of Class B Common Stock and Mr. McCarty, 25,000 shares of Class B Common Stock; and all officers and directors as a group, 20,000 shares of Class A Common Stock and 798,760 shares of Class B Common Stock.
(3) The address of each of the officers, directors and other shareholders listed above is c/o Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596.
(4) In calculating the percentage of total voting power, the voting power of shares of Class A Common Stock (ten votes per share) and Class B Common Stock (one vote per share) is aggregated. Applicable percentage of beneficial ownership is based on 10,843,007 shares of Class B Common Stock and 1,639,762 shares of Class A Common Stock outstanding as of September 30, 1999.

(5) Includes all shares of Class A Common Stock held in the Voting Trust as to which Messrs. Bildner and Barton exercise voting control as trustees. Messrs. Bildner and Barton each disclaim beneficial ownership of 1,219,762 shares of Class A Common Stock held in the Voting Trust.
(6) Includes 51,072 shares of Class B Common Stock held by Mr. Barton's wife.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

   To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that an initial report of ownership was filed late by Mr. Guenther.

                            EXECUTIVE COMPENSATION

Compensation of Directors

   The members of the Company's Board are reimbursed for reasonable travel expenses incurred in attending Board meetings. In addition, non-employee members of the Board receive a grant, upon their initial appointment, of fully vested options to purchase 10,000 shares of Class B Common Stock and an annual grant, upon their re-election thereafter, of fully vested options to purchase 10,000 shares of Class B Common Stock under the Plan.

   In general, option grants to the non-employee directors are non-discretionary. The exercise price of options granted to the directors is 100% of the fair market value of the Class B Common Stock subject to the option on the date of the option grant. Options granted to non-employee directors are fully vested on the date of grant. The term of options granted to non-employee directors is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, at the sole discretion of the Board and to the extent permitted by applicable law, any surviving corporation: (i) shall assume all options under the Plan, (ii) shall substitute similar options for those outstanding under the Plan, (iii) shall accelerate the time during which such options may be exercised and the options terminated if not exercised prior to such event, or (iv) such options shall continue in full force and effect. In addition, the non-employee directors may receive discretionary option grants. During the year ended September 30, 1999, discretionary fully-vested options to purchase 20,000 shares of Class B Common Stock were issued to Messrs. Rossetti and Cabot and discretionary fully-vested options to purchase 10,000 shares of Class B Common Stock were issued to Mr. Van Faasen. Such grants were accepted in lieu of non-discretionary grants to be granted upon their re-election at the Annual Meeting.

Executive Officers

   The executive officers of the Company are chosen and appointed by the Board. In addition to Messrs. Bildner and Barton, as of September 30, 1999 the Company's executive officers are as follows:

  Name           Age                         Position With The Company
  ----           ---                         -------------------------
George K. Ross    58 Executive Vice President, Chief Financial Officer, Secretary and Treasurer
James R. Weaver   42 President, Government Services Division
David Laidlaw     58 President, International Operations
Stephen McCarty   46 Senior Vice President, Human Resources Management
Laura B. DePole   35 Senior Vice President, Finance and Chief Accounting Officer

   Mr. Ross has been a Director of Tier since January 1996, has served as Executive Vice President since 1998, as Chief Financial Officer since February 1997 and as Secretary and Treasurer since July 1998. From February 1997 until April 1998, Mr. Ross also served as Senior Vice President. From September 1992 to January 1997, Mr. Ross was a partner at Capital Partners, a private equity investment firm. Mr. Ross received a B.A. from Ohio Wesleyan University and an MBA from Ohio State University. Mr. Ross is a Certified Public Accountant. As indicated in Proposal 1, Mr. Ross is not seeking reelection to the Board of Directors at the Annual Meeting. In addition, effective as of the date of the Annual Meeting, Mr. Ross will resign as Chief Financial Officer, Secretary and Treasurer of the Company. Mr. Ross will retain the position of Executive Vice President of Business Affairs. Effective as of the date of the Annual Meeting, the Board has elected Ms. DePole to serve as Chief Financial Officer, Secretary and Treasurer of the Company.

   Mr. Weaver joined Tier as President, Government Services Division in May 1998. From June 1997 until May 1998, Mr. Weaver served as Vice President, Government Solutions of BDM International, Inc., an information technology company, where he was responsible for strategic planning, policy and procedure development, client base expansion and overall business planning and development. From March 1995 until June 1997, he served as National Program Director, Public Sector for Unisys Corporation, an information technology company. From May 1991 to May 1997, he served as Director Public Sector Services with Lockheed Information Management Services and District Manager with the Commonwealth of Virginia, Division of Child Support Enforcement. Mr. Weaver received a B.A. in Psychology from California University of Pennsylvania.

   Mr. Laidlaw joined the Company as President, International Operations in March 1999. From January 1996 through February 1999, Mr. Laidlaw served as General Manager for the IBM Global Services Australia Consulting and Systems Integration Unit. From 1966 through December 1995 Mr. Laidlaw held various other positions within IBM information technology services units in Australia, the United Kingdom and the Asia Pacific region. Mr. Laidlaw received a B.S. and M.S. in Engineering from Melbourne University.

   Mr. McCarty joined the Company as Senior Vice President, Human Resources Management in October 1998. From January 1998 to October 1998, he served as a Vice President of Renaissance Worldwide, Inc., a consulting firm. From February 1993 to January 1998, he served as a Vice President of Arthur D. Little, a consulting firm. Mr. McCarty received a B.A. in Psychology from State University of New York (SUNY) at Plattsburgh and a M.S. in Industrial/Organizational Psychology from Rensselaer Polytechnic Institute.

   Ms. DePole has served as Senior Vice President, Finance since April 1999 and Chief Accounting Officer since August 1997. From October 1998 to April 1999, Ms. DePole was Vice President, Finance and from August 1997 to October 1998, Ms. DePole was also the Corporate Controller of the Company. Prior to that time Ms. DePole was a Senior Manager at Ernst & Young LLP, an international public accounting firm. Ms. DePole received a B.S. in Accounting from San Francisco State University and is a Certified Public Accountant. As indicated above, effective as of the Annual Meeting, the Board has elected Ms. DePole to serve as Chief Financial Officer, Secretary and Treasurer of the Company.

Compensation of Executive Officers

                            SUMMARY OF COMPENSATION

   The following table shows compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") for the fiscal years ended September 30, 1999 and 1998 and the twelve-month period ended September 30, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                Long-Term
                                                                              Compensation
                                                                                 Awards
                                                                              -------------
                                              Annual Compensation(1)            Number of
                                       ------------------------------------      Shares
                                                               Other Annual    Underlying
                                                               Compensation      Options
Name and Principal Position            Year Salary($) Bonus($)     ($)        Granted(#)(2)
---------------------------            ---- --------- -------- ------------   -------------
James L. Bildner(3)................... 1999 $487,083  $   --     $84,555(4)      138,299
  Chairman of the Board and Chief      1998  406,250      --      68,785(5)      120,000
  Executive Officer                    1997  242,293  171,931     43,749(6)      720,000

William G. Barton(3).................. 1999  328,333      --      23,455(7)       93,082
  President and Chief Technology
   Officer                             1998  278,125      --         --           90,000
                                       1997  209,856  139,785                    520,000

George K. Ross(3)..................... 1999  252,917      --       7,549(8)       74,132
  Executive Vice President and         1998  209,375      --         --           80,000
  Chief Financial Officer              1997  109,375   17,500      6,565(9)      130,000

James R. Weaver....................... 1999  209,167   50,000     19,350(10)      35,000
  President, Government Services
   Division                            1998   70,513      --         --           50,000

Stephen McCarty....................... 1999  201,201      --       5,318(11)     110,000
  Senior Vice President, Human
   Resources
  Management

--------
 (1) In accordance with the rules of the SEC, the compensation described in this table does not include perquisites and other personal benefits received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for such Named Executive Officer.
 (2) Pursuant to employment agreements with the Company, each of Messrs. Bildner, Barton and Ross may receive annual incentive compensation in the form of options. For Messrs. Bildner, Barton and Ross, the number of shares underlying options granted in fiscal year 1999 includes options to purchase 88,299, 53,082 and 34,132 shares of common stock, respectively, granted on December 31, 1998 as annual incentive compensation for employment in fiscal year 1998.
 (3) Messrs. Bildner, Barton and Ross will receive annual incentive compensation for fiscal year 1999 in the form of options. The number of options to be received by each will be calculated using the Black-Scholes option valuation methodology and any such options will be granted on December 31, 1999 and reported in the Company's proxy statement for fiscal year 2000.
 (4) Represents forgiveness of debt and accrued interest thereon in the amount of $53,812 owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses and certain non-business travel expenses in the amount of $30,743.
 (5) Represents forgiveness of debt and accrued interest thereon in the amount of $53,812 owed by Mr. Bildner to the Company arising from loans made for housing and relocation expenses, certain non-business travel expenses in the amount of $13,735 paid by the Company, and other perquisites in the amount of $1,238.
 (6) Represents forgiveness of debt and accrued interest thereon owed by Mr. Bildner to the Company in the amount of $43,749.
 (7) Represents forgiveness of debt and accrued interest thereon owed by Mr. Barton to the Company arising from an education loan.
 (8) Represents forgiveness of debt and accrued interest thereon owed by Mr. Ross to the Company arising from a housing and relocation loan.
 (9) Represents forgiveness of debt and accrued interest thereon in the amount of $4,065 owed by Mr. Ross to the Company arising from a housing and relocation loan and $2,500 of other compensation paid to Mr. Ross.
(10) Represents forgiveness of debt owed by Mr. Weaver to the Company.
(11) Represents forgiveness of debt owed by Mr. McCarty in the amount of $3,299 arising from certain obligations in connection with his prior employment and non-business travel expenses in the amount of $2,019.

                       STOCK OPTION GRANTS AND EXERCISES

   The Company grants options to its executive officers under the Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan"). As of November 30, 1999, options to purchase a total of 3,842,535 shares were outstanding under the Plan and options to purchase 1,507,016 shares remained available for grant thereunder.

   The following tables show for the twelve-month period ended September 30, 1999, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

         OPTION GRANTS IN TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1999

                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                          Rates of Stock
                                                                               Price
                                                                         Appreciation for
                                  Individual Grants(1)                    Option Term (4)
                   ----------------------------------------------------- -----------------
                                       Percent of
                   Number of Shares   Total Options Exercise
                      Underlying        Granted to     Price  Expiration
   Name            Options Granted(#)  Employees(2)  ($/Sh)(3)   Date     5%($)    10%($)
   ----            -----------------  ------------- --------  ---------- -------- --------
James L. Bildner   88,299 Class B(5)       4.6%     $16.125    12/30/08       --  $148,453
                   25,000 Class B(7)       1.3        6.000    05/02/09  $130,156  295,156
                   25,000 Class B(6)       1.3        7.781    07/31/09    85,631  250,631
William G. Barton  53,082 Class B(5)       2.7       16.125    12/30/08             89,244
                   25,000 Class B(7)       1.3        6.000    05/02/09   130,156  295,156
                   15,000 Class B(6)         *        7.781    07/31/09    51,379  150,379
George K. Ross     34,132 Class B(5)       1.8       16.125    12/30/08       --    57,384
                   25,000 Class B(7)       1.3        6.000    05/02/09   130,156  295,156
                   15,000 Class B(6)         *        7.781    07/31/09    51,379  150,379
James R. Weaver    25,000 Class B(7)       1.3        6.000    05/02/09   130,156  295,156
                   10,000 Class B(6)         *        7.781    07/31/09    34,253  100,253
Stephen McCarty    75,000 Class B(8)       3.9       14.063    12/02/08       --   280,744
                   25,000 Class B(7)       1.3        6.000    05/02/09   130,156  295,156
                   10,000 Class B(6)         *        7.781    07/31/09    34,253  100,253

--------
* Less than 1%
(1) All options are subject to acceleration upon certain changes of control.
(2) Based on options to purchase an aggregate of 1,935,632 shares granted to employees in the twelve-month period ended September 30, 1999, including options granted to the Named Executive Officers.
(3) The exercise price is equal to or exceeds the fair market value on the date of grant as reported on the Nasdaq National Market.
(4) The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and the fair market value per share of the Company's Class B Common Stock as of September 30, 1999 of $6.875. It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually. The total appreciation of the options over their 10-year terms at 5% and 10% is 63% and 159%, respectively, and does not reflect the Company's estimate or projection of the future stock price performance. Actual gains, if any, are dependent on the actual future price of the Company's Class B Common Stock.
(5) Options fully vest on date of grant.
(6) Options vest thirty-three and one-third percent each year on the anniversary of the date of grant for three years.
(7) Options vest twenty-five percent each year on the anniversary of the date of grant for four years.
(8) Options vest thirty-three and one-third percent each year beginning on October 26, 1999, for three years.

  AGGREGATED OPTION EXERCISES IN TWELVE-MONTH PERIOD ENDED SEPTEMBER 30, 1999
                       AND FISCAL YEAR-END OPTION VALUES

                                             Number of Securities
                                            Underlying Unexercised    Value of Unexercised In-
                                            Options at Fiscal Year-     the-Money Options at
                                                    End (#)            Fiscal Year-End ($)(2)
                                           -------------------------- -------------------------
                          Shares
                         Acquired
                            on     Value
                         Exercise Realized
          Name             (#)     ($)(1)  Exercisable  Unexercisable Exercisable Unexercisable
          ----           -------- -------- -----------  ------------- ----------- -------------
James L. Bildner........   --       --       268,299(3)    100,000      $87,950      $76,875
William G. Barton.......   --       --       203,082(3)     90,000       87,950       76,875
George K. Ross..........   --       --       142,108        97,024      147,188      169,063
James R. Weaver.........   --       --        16,666        68,334          --        21,875
Stephen McCarty.........   --       --           --        110,000          --        21,875

--------
(1) The value realized is based on the market price per share of Class B Common Stock at the date of exercise, less the exercise date.
(2) The value of unexercised in-the-money options is calculated based on the fair market value of the Class B Common Stock on September 30, 1999. Amounts reflected are based on such fair market value minus the aggregate exercise price and do not necessarily reflect that the optionee sold such stock.
(3) Includes, for each, an option to purchase 10,000 shares of the Company's Class A Common Stock.

                             EMPLOYMENT AGREEMENTS

   In December 1996, the Company entered into an employment agreement with James L. Bildner, the Company's Chairman of the Board and Chief Executive Officer, for a term that expires on August 1, 2001. The agreement was amended as of February 16, 1998. Pursuant to a resolution of the Compensation Committee dated January 28, 1998, Mr. Bildner receives an annual base salary of $525,000 and is eligible to receive an annual incentive bonus of up to 85% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1999, the Compensation Committee has determined that incentive compensation earned by Mr. Bildner will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Any options issued as annual incentive compensation for 1999 will be granted on December 31, 1999. Under the agreement, Mr. Bildner also received a $50,000 relocation loan, which bears interest at 5.75% per annum and is forgivable over a three-year period beginning on December 31, 1996 (the "Relocation Loan"), and a monthly housing allowance of $2,750 (for a three-year period beginning December 31, 1996), payable in advance upon request of Mr. Bildner. The agreement also provides, among other things, that if Mr. Bildner's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Bildner's conviction of a felony, the Company will pay to Mr. Bildner his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Bildner for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Bildner will immediately vest and the Company will pay Mr. Bildner a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of all incentive compensation Mr. Bildner could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Bildner's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Bildner from any personal guaranties of Company indebtedness. Pursuant to this agreement Mr. Bildner also received an option to purchase 80,000 shares of Class A Common Stock and 120,000 shares of Class B Common Stock at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which vested immediately. He also received an option for 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, all of which has vested.

   In December 1996, the Company entered into an employment agreement with William G. Barton, the Company's President and Chief Technology Officer, for a term that expires on August 1, 2001. The agreement was amended as of February 16, 1998. Pursuant to a resolution of the Compensation Committee dated
January 28, 1999, Mr. Barton receives an annual base salary of $350,000 and is eligible to receive an annual incentive bonus of up to 75% of base salary based on achievement of certain Company performance milestones or other goals to be determined by the Compensation Committee. For calendar year 1999, the Compensation Committee has determined that incentive compensation earned by Mr. Barton will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Any options issued as annual incentive compensation for 1999 will be granted on December 31, 1999. Under the agreement, Mr. Barton also received an education loan of approximately $48,000, which bears interest at 5.75% per annum and is forgivable over approximately three years (the "Education Loan"). The agreement also provides, among other things, that if Mr. Barton's employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), other than Mr. Barton's conviction of a felony, the Company will pay to Mr. Barton his base salary and benefits for a period of 24 months from the date of termination; or (ii) by the Company without cause or by Mr. Barton for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Education Loan will be forgiven, all outstanding unvested options held by Mr. Barton will immediately vest and the Company will pay Mr. Barton a lump sum amount equal to the discounted present value of 24 months of a base salary plus 100% of the maximum amount of all incentive compensation Mr. Barton could have earned during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Barton's employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Barton from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Barton received an option to purchase 120,000 shares of Class A Common Stock and 180,000 shares of Class B Common Stock, at an exercise price equal to 110% of the fair market value of such stock on the date of grant, all of which has vested.

   In February 1997, the Company entered into an employment agreement with George K. Ross, the Company's Executive Vice President and Chief Financial Officer, for a term that expires on August 1, 2001. The agreement was amended as of February 16, 1998. Pursuant to a resolution of the Compensation Committee dated January 28, 1999, Mr. Ross receives an annual base salary of $280,000 and is eligible to receive an annual incentive bonus of up to 65% of base salary based on achievement of certain Company performance milestones or goals to be determined by the Compensation Committee. For calendar year 1999, the Compensation Committee has determined that incentive compensation earned by Mr. Ross will be paid in the form of options to purchase Class B Common Stock having an exercise price equal to the fair market value of the Class B Common Stock on the date of grant. Any options issued as annual incentive compensation for 1999 will be granted on December 31, 1999. In accordance with the agreement, the Company made an unsecured relocation loan of $20,000 to Mr. Ross, which bears interest at 5.81% per annum, which amount shall be forgiven over three years so long as Mr. Ross remains employed by the Company (the "Relocation Loan"). The agreement also provides, among other things, that if Mr. Ross' employment with the Company is terminated (i) by the Company for cause (as defined in the agreement), the Company will pay to Mr. Ross his base salary through the date of termination; or (ii) by the Company other than for cause or by Mr. Ross for good reason (as defined in the agreement), the outstanding principal balance and accrued interest under the Relocation Loan will be forgiven, all outstanding unvested options held by Mr. Ross will immediately vest and the Company will pay to Mr. Ross a lump sum amount equal to the discounted present value of six months of a base salary plus a pro rata portion of the maximum amount of incentive compensation Mr. Ross could have earned pursuant to the above formula during the year in which the termination occurs. Benefits substantially similar to those set forth in clause (ii) above are provided in the event of termination of Mr. Ross' employment due to death or disability and, upon any event of termination, the Company will take all action required to release Mr. Ross from any personal guaranties of Company indebtedness. Pursuant to this agreement, Mr. Ross received an option to purchase

105,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which option vests ratably on the first three annual anniversaries of the grant. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon the termination of James L. Bildner as Chief Executive Officer of the Company, the options fully vest immediately.

   In April 1998, the Company entered into a letter agreement with James R. Weaver, the Company's President, Government Services Division. Pursuant to the letter agreement, Mr. Weaver receives an annual base salary of $200,000 and is eligible to receive an annual incentive bonus of approximately 50% of base salary based on achievement of certain performance criteria. Pursuant to the terms of the letter agreement, the Company provided Mr. Weaver with a relocation loan of $100,000, which bears interest at 5.50% per annum, which principal amount shall be forgiven over three years for so long as Mr. Weaver remains employed by the Company. The Company also provided Mr. Weaver with a loan of $19,350 to repay certain obligations incurred by Mr. Weaver in connection with his prior employment, which bears interest at 5.50% per annum, which principal amount was forgiven in accordance with the agreement based on Mr. Weaver remaining employed by the Company on May 22, 1999. The letter agreement also provides that in the event Mr. Weaver's employment is terminated by the Company other than for cause, all outstanding unvested options held by Mr. Weaver will immediately vest and the Company will pay Mr. Weaver his salary and benefits for 18 months. In the Company's discretion, this may be paid in one lump sum based on the discounted present value of Mr. Weaver's salary. Pursuant to the letter agreement, Mr. Weaver received an option to purchase 50,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant, which options vest over three years from the date of grant. An additional option grant of at least 37,500 shares of Class B Common Stock will be awarded to Mr. Weaver upon the achievement of certain performance criteria. In the event of a change in control of the Company which results in the termination of Mr. Weaver's employment with the Company, the options vest fully.

   In October 1998, the Company entered into a letter agreement with Stephen McCarty, the Company's Senior Vice President, Human Resources Management. Pursuant to the letter agreement, Mr. McCarty receives an annual base salary of $225,000 and is eligible to receive an annual incentive bonus of approximately 45% of base salary based on achievement of certain performance criteria. Pursuant to the terms of the letter agreement, the Company provided Mr. McCarty with a loan of $12,500 to repay certain obligations incurred by Mr. McCarty in connection with his prior employment, which bears interest at 5.50% per annum, which amount shall be forgiven over three years so long as Mr. McCarty remains employed by the Company. Pursuant to the letter agreement, Mr. McCarty received an option to purchase 75,000 shares of Class B Common Stock, at an exercise price equal to 100% of the fair market value of such stock on the date of grant which vest over three years from Mr. McCarty's hire date. In the event of a sale of substantially all of the assets of the Company, a change in control of the Company or upon termination of James L. Bildner as Chief Executive Officer of the Company, the options vest fully.

  REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE
                                COMPENSATION/1/

General

   The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside directors and currently is comprised of Messrs. Cabot, Guenther and Rossetti.

   The objective of the Company's executive compensation program is to develop and maintain executive reward programs that contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual bonus incentives and stock option grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

   In making its compensation decisions, the Committee considers the overall financial performance of the Company, as well as the contributions of individual executives, in each case as measured against objective and subjective factors which the Committee considers important. The Company does not target each item of compensation within a range relative to comparable companies; however, the Company does attempt to provide executive compensation packages that are fair and competitive with those provided by competitors.

   Pursuant to its growth strategy, the Company made four strategic acquisitions of other IT service companies to expand its professional resources and further develop its service offering. The Company's revenues increased 59.3% over the prior twelve-month period; however diluted net income per share decreased to $0.08 for the twelve months ended September 30, 1999 from $0.39 for the twelve months ended September 30, 1998. The decrease in net income from $4.1 million to $1.0 million resulted primarily from the purchase of a large scale, enterprise-wide commercial billing system under development by the Company for a client. The Company also won a series of major contracts with new and existing clients and was successful in continuing to build its management team. In making its compensation decisions for 1999, the Committee considered the above factors as a whole without assigning specific weights to particular factors.

   It is the Committee's belief that, in light of current compensation levels of the Company's executive officers, the Company will not be affected by the provisions of Section 162(m) of the Code, which limits the deductibility of certain executive compensation. Therefore, the Committee has not adopted a policy as to compliance with the requirements of Section 162(m).

Base Salary

   Base salary levels of the Company's key executives are established at levels which the Committee considers to be appropriate in light of the experience, responsibilities and performance of each executive officer and in consideration of the competitive marketplace. Base salaries are generally subject to annual review by the Committee. During the second quarter of fiscal 1999, after a review of an independent study of comparative compensation arrangements and noting the outstanding performance of the Company and its management in fiscal 1998, the Committee provided Messrs. Bildner, Barton and Ross with increases in annual base salary to $525,000, $350,000 and $280,000, respectively.

--------
/1/ The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Annual Bonus Incentives

   The annual bonus incentive is designed to provide a short-term (one-year) incentive to executive officers. Targeted bonus levels are established based on the expected contributions of individual executives and annual bonuses are earned based on the Company's performance against predetermined financial thresholds. Incentives are due as of the end of each calendar year. During the fiscal year ended September 30, 1999, the calendar 1998 bonuses were paid in the form of stock options to Messrs. Bildner, Barton, and Ross. The grants were made on December 31, 1998 for 88,299, 53,082 and 34,132 shares of Class B common stock, respectively, which were immediately vested. These option grants were determined using a Black-Scholes valuation.

   For the fiscal year ended September 30, 1999, the annual bonus is payable in the form of stock option awards which will be granted, contingent on employment, as of December 31, 1999 based on certain performance criteria being met. For fiscal 1999, the Company's performance exceeded the revenue performance criteria and did not meet the earnings per share performance criteria, as a result, these executives will receive one-half of their targeted bonus levels.

Stock Options

   Stock options are designed to provide long-term incentives and rewards tied to the price of the Class B Common Stock. Given the fluctuations of the stock market, stock price performance and financial performance are not always consistent. The Committee believes that stock options, which provide value to participants when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Class B Common Stock by executive officers. However, accumulation and retention of shares of Class B Common Stock by officers is encouraged.

   Stock options are typically granted to executive officers at the time of hiring and periodically thereafter. In granting options, the Committee does not adhere to any firmly established formulas. During fiscal 1999, approximately 481 officers and other employees received stock option grants. The table of Option Grants in Twelve-Month Period Ended September 30, 1999 shows the options granted to the Named Executive Officers during fiscal 1999. In determining the size of the grants to its executive officers, the Committee assessed relative levels of responsibility and the long-term incentive practice of comparable companies.

   In accordance with the provisions of the Company's Amended and Restated 1996 Equity Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers depends on the future growth and share value of the Company's Common Stock.

Other Compensation

   The Company sometimes makes loans to certain executives in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, education expenses and personal expenses. Loans related to relocation, housing, education and personal expenses may be forgiven over time in recognition of the executive's continued performance.

   During the fiscal year ended September 30, 1999, the Compensation Committee approved the issuance of a corporate guaranty with respect to Mr. Bildner's California residence. The Company's liability under the guaranty is capped at $1,000,000. In connection with the guaranty, Mr. Bildner originally pledged shares to the Company with a fair market value in excess of 110% of the guaranty and agreed to indemnify the Company for any loss, liability or expense incurred in connection with the guaranty. Due to the administrative burden of tracking the pledged shares due to market fluctuations, the Compensation Committee in June of 1999 fixed the number of shares pledged under the guaranty at 126,619 shares of Class B common stock.

CEO Performance Evaluation

   For fiscal 1999, the Committee evaluated Mr. Bildner's performance based on the factors discussed above under the caption "General", with particular emphasis on the achievement of the dramatic growth of the business, the development of the Company's infrastructure and management team, the continued success of winning significant new contract awards and the completion of several strategic acquisitions. Mr. Bildner's base salary was $525,000 and he was entitled to receive an annual incentive bonus stock option award of up to 85% of base salary based on the achievement of certain performance milestones:
42.5% of his base salary upon achievement of the Company's fiscal 1999 revenue projections and 42.5% of his base salary upon achievement of the Company's fiscal 1999 earnings per share projections. In addition to the performance criteria, the stock option award is contingent upon Mr. Bildner remaining employed with the Company as of the December 31, 1999 stock option grant date. As a result of the Company exceeding its revenue expectations and not meeting its earnings per share expectations for fiscal 1999 and Mr. Bildner's individual performance, he will be entitled to receive one-half of his maximum potential annual stock option award together with his loan forgiveness as described in the Summary Compensation Table.

   The foregoing report is given by the members of the Compensation Committee, namely:

   Samuel Cabot III

   Morgan P. Guenther

   Ronald L. Rossetti

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation Committee are Samuel Cabot III, Morgan P. Guenther and Ronald L. Rossetti. There are no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Company's Board or Compensation Committee.

                               PERFORMANCE GRAPH

   The following graph compares the Company's total share price performance on the Class B Common Stock for the period beginning with the Company's initial public offering on December 17, 1997 through the fiscal year ended September 30, 1999, with the total share price performance of the Nasdaq Market Index and the Russell 2000 Index. The comparison assumes $100.00 was invested on December 17, 1997 in the Class B Common Stock and in each of the foregoing indices and assumes reinvestment of all dividends, if any.


                        [PERFORMANCE GRAPH APPEARS HERE]

      Measurement Date            Tier                  Russell 2000                 Nasdaq
      ----------------           ------                 ------------                 ------
          9/30/99                 73.33                    100.20                    177.47
          6/30/99                 74.67                    107.33                    173.59
          3/31/99                 92.67                     93.24                    159.07
          12/31/98               184.00                     98.95                    141.70
          9/30/98                176.00                     85.26                    109.47
          6/30/98                190.01                    107.26                    122.45
          3/31/98                184.00                    112.72                    118.63
          12/31/97               114.67                    102.48                    101.49
          12/17/97               100.00                    100.00                    100.00

   The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into such filing.

                              CERTAIN TRANSACTIONS

   During the fiscal year ended September 30, 1999, the Compensation Committee approved the issuance of a corporate guaranty with respect to Mr. Bildner's California residence. The Company's liability under the guaranty is capped at $1,000,000. In connection with the guaranty, Mr. Bildner originally pledged shares to the Company with a fair market value in excess of 110% of the guaranty and agreed to indemnify the Company for any loss, liability or expense incurred in connection with the guaranty. Due to the administrative burden of tracking the pledged shares due to market fluctuations, the Compensation Committee in June of 1999, fixed the number of shares pledged under the guaranty at 126,619 shares of Class B common stock.

   The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide such persons with indemnification, to the maximum extent permitted by the Company's Articles or Bylaws or by the California General Corporation Law, against all expenses, claims, damages, judgments, and other amounts (including amounts paid in settlement) for which such persons, become liable as a result of acting in any capacity on behalf of the Company, subject to certain limitations.

   The Company has made loans to certain employees in connection with their exercise of stock options, the payment of taxes associated with those exercises, relocation expenses, costs associated with the purchase of housing, education expenses and personal purposes. All loans are made pursuant to full-recourse, interest-bearing promissory notes and certain notes are secured by a pledge of Common Stock held by the employee. Interest rates range from 4.33% to 7.18% and vary based on the term of the loan and its date of origination. The loans have terms from one to ten years. Forgivable loans have terms from one to three years and are typically forgiven ratably over the note's term for so long as the employee remains employed by the Company. As of September 30, 1999, the outstanding balance of loans to Messrs. Bildner, Barton, Ross and Weaver, including accrued interest, totaled $1,848,115, $1,128,826, $42,913 and $54,286, respectively. As of November 30, 1999, the outstanding balance of loans and accrued interest to Mr. Bildner totaled $1,860,784, of which none is forgivable; to Mr. Barton totaled $1,137,362, of which none is forgivable; to Mr. Ross totaled $43,716, which amount plus accrued interest may be forgiven in its entirety; and to Mr. Weaver totaled $48,571, which amount may be forgiven in its entirety. See "Employment Agreements."

                                 OTHER MATTERS

   The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ GEORGE K. ROSS

                                          George K. Ross
                                          Secretary

December 15, 1999

   A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended September 30, 1999 is available without charge upon written request to: Corporate Secretary, Tier Technologies, Inc., 1350 Treat Boulevard, Suite 250, Walnut Creek, California 94596.

                            TIER TECHNOLOGIES, INC.

                   EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
                   ----------------------------------------

          AMENDED BY THE BOARD OF DIRECTORS ON NOVEMBER 23, 1999 AND
              APPROVED BY THE SHAREHOLDERS ON ___________________


     I.   PURPOSE OF THE PLAN

          This Employee Stock Purchase Plan is intended to promote the interests of Tier Technologies, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan.

          Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     II.  ADMINISTRATION OF THE PLAN

          The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

     III. STOCK SUBJECT TO PLAN

          A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Class B Common Stock, including shares of Class B Common Stock purchased on the open market. The maximum number of shares of Class B Common Stock which may be issued over the term of the Plan shall not exceed 300,000 shares.

          B. Should any change be made to the Class B Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Class B Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date and (iii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.

     IV.  PURCHASE PERIODS

          A. Shares of Class B Common Stock shall be offered for purchase under the Plan through a series of successive Purchase Periods until such time as (i) the maximum number of shares of Class B Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.

          B. Each Purchase Period shall be six (6) months in duration, unless otherwise determined by the Plan Administrator prior to the start date of the Purchase Period, and provided that the initial Purchase Period shall commence at the Effective Time and shall terminate on the last business day in May 1998.
The next Purchase Period shall commence on the first business day in June 1998 and shall terminate on the last business day in November 1998; subsequent Purchase Periods shall commence every six (6) months thereafter on the first business day in December and June each year, unless otherwise designated by the Plan Administrator. The Plan Administrator shall have complete discretion to change the start date and the duration of a Purchase Period, provided Eligible Employees are notified prior to the start date of any Purchase Period for which such change is to be effective and provided, further, that no Purchase Period shall have a duration exceeding twenty-seven (27) months.

     V.   ELIGIBILITY

          A. Each Eligible Employee of a Participating Corporation shall be eligible to participate in the Plan in accordance with the following provisions:

               (i) An individual who is an Eligible Employee on the start date of any Purchase Period under the Plan shall be eligible to commence participation in that Purchase Period on such start date.

               (ii) An individual who first becomes an Eligible Employee after the start date of any Purchase Period will not be eligible to commence participation under the Plan until the start date of the next Purchase Period on which he/she remains an Eligible Employee.

          B. To participate in the Plan for a particular Purchase Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (which may include a stock purchase agreement and a payroll deduction authorization form) and file such forms with the Plan Administrator (or its designate) on or before the start date for the Purchase Period.

     VI.  PAYROLL DEDUCTIONS

          A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Class B Common Stock under the Plan may be any multiple of one percent (1%) of the Cash Compensation paid to the Participant during that
Purchase Period, up to a maximum of ten percent (10%).   The deduction rate so
authorized shall continue in effect for the remainder of the Purchase Period, except to the extent such rate is changed in accordance with the following guidelines:

               (i) The Participant may, at any time during the Purchase Period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Period.

               (ii) The Participant may, prior to the commencement of any new Purchase Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective as of the start date of the Purchase Period following the filing of such form.

          B. Payroll deductions shall begin on the first pay day following the start date for the Purchase Period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that Purchase Period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

          C. Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.

          D. The Participant's acquisition of Class B Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Class B Common Stock on any subsequent Purchase Date.

     VII. PURCHASE RIGHTS

          A.   GRANT OF PURCHASE RIGHT.  A Participant shall be granted a
               -----------------------
separate purchase right for each Purchase Period in which he or she participates. The purchase right shall be granted on the start date of the Purchase Period and shall provide the Participant with the right to purchase
shares of Class B Common Stock, upon the terms set forth below.   The purchase
right shall continue until the end of the Purchase Period, and shall be automatically exercised on the last business day of the respective Purchase Period each year (the last business day of May and the last business day of November) or such other date as may be selected by the Plan Administrator as the ending date for the Purchase Period). The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

          Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)), or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

          B.   EXERCISE OF THE PURCHASE RIGHT.  Each purchase right shall be
               ------------------------------
automatically exercised on the respective Purchase Date, and shares of Class B Common Stock shall accordingly be purchased on behalf of each Participant (other than any Participant whose payroll deductions have previously been refunded in accordance with the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Period ending on such Purchase Date (together with any carryover deductions from the preceding Purchase Period) to the purchase of whole shares of Class B Common Stock (subject to the limitation on the maximum number of shares purchasable per Participant on any one Purchase Date) at the purchase price in effect for the Participant for that Purchase Date.

          C.   PURCHASE PRICE.  The purchase price per share at which Class B
               --------------
Common Stock will be purchased on the Participant's behalf on each Purchase Date shall be equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Class B Common Stock on the start date for that Purchase Period or (ii) the Fair Market Value per share of Class B Common Stock on that Purchase Date.

          D.   NUMBER OF PURCHASABLE SHARES.  The number of shares of Class B
               ----------------------------
Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Period ending with that Purchase Date (together with any carryover deductions from the preceding Purchase Period) by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Class B Common Stock purchasable per Participant on any Purchase Date shall not exceed five hundred
(500) shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization.

          E.   EXCESS PAYROLL DEDUCTIONS.  Any payroll deductions not applied to
               -------------------------
the purchase of shares of Class B Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Class B Common Stock shall be held for the purchase of Class B Common Stock on the next Purchase Date, or at the option of the Plan Administrator, may be used to buy fractional shares. However, any payroll deductions not applied to the purchase of Class B Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded, without interest.

          F.   TERMINATION OF PURCHASE RIGHT.  The following provisions shall
               -----------------------------
govern the termination of outstanding purchase rights:

               (i) A Participant may, at any time prior to the next Purchase Date , terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Purchase Period in which such termination occurs shall, at the Participant's election, be immediately refunded, without interest, or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible, without interest.

               (ii) The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Purchase Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Purchase Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date for that Purchase Period.

               (iii) Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the election, exercisable up until the last business day of the Purchase Period in which such leave commences, to (a) withdraw all the funds in the Participant's payroll account at the time of the commencement of such leave or
(b) have such funds held for the purchase of shares at the end of such Purchase Period. In no event, however, shall any further payroll deductions be added to the Participant's account during such leave. Upon the Participant's return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, provided the Participant returns to service prior to the expiration date of the Purchase Period in which such leave began.

          G.   CORPORATE TRANSACTION.  Each outstanding purchase right shall
               ---------------------
automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Purchase Period in which such Corporate Transaction occurs to the purchase of whole shares of Class B Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Class B Common Stock on the start date for the Purchase Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Class B Common Stock immediately prior to the effective date of such Corporate Transaction. However, the applicable limitation on the number of shares of Class B Common Stock purchasable per Participant shall continue to apply to any such purchase.

          The Corporation shall use its best efforts to provide at least ten
(10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.

          H.   PRORATION OF PURCHASE RIGHTS.  Should the total number of shares
               ----------------------------
of Class B Common Stock which are to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall either (i) make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, in which case the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Class B Common Stock pro-rated to such individual, shall be refunded, without interest, or (ii) increase the number of shares then available for issuance under the Plan, subject to shareholder approval, by an amount at least sufficient to permit the purchase of all shares which are to be purchased pursuant to outstanding purchase rights on such date

            I.   ASSIGNABILITY.  During the Participant's lifetime, the purchase
                 -------------
right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.

            J.   SHAREHOLDER RIGHTS.  A Participant shall have no shareholder
                 ------------------
rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

     VIII.  ACCRUAL LIMITATIONS

            A. No Participant shall be entitled to accrue rights to acquire Class B Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Class B Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than twenty-five thousand dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value of such stock on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.

            B. For purposes of applying such accrual limitations, the following provisions shall be in effect:

                 (i) The right to acquire Class B Common Stock under each outstanding purchase right shall accrue on each successive Purchase Date.

                 (ii) No right to acquire Class B Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Class B Common Stock under one or more other purchase rights in an amount equal to twenty-five thousand dollars ($25,000) worth of Class B Common Stock (determined on the basis of the Fair Market Value of such stock on the date or dates of grant) for each calendar year such rights were at any time outstanding.

            C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Period, then the payroll deductions which the Participant made during that Purchase Period with respect to such purchase right shall be promptly refunded, without interest.

            D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.

          IX.  EFFECTIVE DATE AND TERM OF THE PLAN

               A. The Plan was adopted by the Board as of October 1, 1997, and approved by the shareholders as of December 3, 1997. It shall become effective at the Effective Time, provided no purchase rights granted under the Plan shall
                       --------
be exercised, and no shares of Class B Common Stock shall be issued hereunder, until the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Class B Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Class B Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such shareholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect and all sums collected from Participants during the initial offering period hereunder shall be refunded.

               B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in September 2007, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.

          X.   AMENDMENT OF THE PLAN

               The Board may alter, amend, suspend or discontinue the Plan at any time, to become effective immediately following the close of any Purchase Period. However, the Board may not, without the approval of the Corporation's shareholders, (i) materially increase the number of shares of Class B Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation's capitalization as provided in
Section III.B hereof, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Class B Common Stock purchasable under the Plan, or (iii) materially modify the requirements for eligibility to participate in the Plan.

          XI.  GENERAL PROVISIONS

               A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.

               B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.

          C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

          D. The Plan is designed to qualify under Section 423 of the Code. Payroll deductions will be made on an after-tax basis.

                                  SCHEDULE A
                                  ----------

                         CORPORATIONS PARTICIPATING IN

                         EMPLOYEE STOCK PURCHASE PLAN

                           AS OF THE EFFECTIVE TIME
                           ------------------------

                            Tier Technologies, Inc.

                         Tier Technologies (UK), Inc.

                                   APPENDIX
                                   --------

          The following definitions shall be in effect under the Plan:

          A.  BOARD shall mean the Corporation's Board of Directors.
              -----

          B.   CASH COMPENSATION shall mean the (i) regular base salary paid to
               -----------------
a Participant by one or more Participating Companies during such individual's period of participation in the Plan, plus (ii) all of the following amounts to the extent paid in cash: overtime payments, bonuses, commissions, profit-sharing distributions and other incentive-type payments (including, in the case of any amounts referred to in clause (i) or (ii), any pre-tax contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate). However, Eligible Earnings shall not include any contributions (other than Code Section 401(k) or Code Section 125 contributions) made on the Participant's behalf by the Corporation or any Corporate Affiliate to any deferred compensation plan or welfare benefit program now or hereafter established.

          C.   CLASS B COMMON STOCK shall mean the Corporation's Class B Common
               --------------------
Stock.
          D.   CODE shall mean the Internal Revenue Code of 1986, as amended.
               ----

          E.   CORPORATE AFFILIATE shall mean any parent or subsidiary
               -------------------
corporation of the Corporation (as determined in accordance with Code Section
424), whether now existing or subsequently established.

          F.   CORPORATE TRANSACTION shall mean either of the following
               ---------------------
shareholder-approved transactions to which the Corporation is a party:

               (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.

          G.   CORPORATION shall mean Tier Technologies, Inc., a California
               -----------
corporation, and any corporate successor to all or substantially all of the assets or voting stock of Tier Technologies, Inc. which shall by appropriate action adopt the Plan.

          H.   EFFECTIVE TIME shall mean the time at which the Underwriting
               --------------
Agreement is executed and finally priced. Any Corporate Affiliate which becomes a

Participating Corporation after such Effective Time shall designate a subsequent Effective Time with respect to its employee-Participants.

          I.   ELIGIBLE EMPLOYEE shall mean any employee, except any person who
               -----------------
is engaged, on a regularly-scheduled basis for fewer than twenty (20) hours per week or for fewer than five (5) months per calendar year, in the rendition of personal services to any Participating Corporation as an employee for earnings considered wages under Code Section 3401(a).

          J.   FAIR MARKET VALUE per share of Class B Common Stock on any
               -----------------
relevant date shall be determined in accordance with the following provisions:

               (i) If the Class B Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Class B Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Class B Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (ii) If the Class B Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Class B Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Class B Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Class B Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

               (iii) For purposes of the initial offering period which begins at the Effective Time, the Fair Market Value shall be deemed to be equal to the price per share at which the Class B Common Stock is sold in the initial public offering pursuant to the Underwriting Agreement.

          K.   1933 ACT shall mean the Securities Act of 1933, as amended.
               --------

          L.   PARTICIPANT shall mean any Eligible Employee of a Participating
               -----------
Corporation who is actively participating in the Plan.

          M.   PARTICIPATING CORPORATION shall mean the Corporation and such
               -------------------------
Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan as of the Effective Time are listed in attached Schedule A.

          N.   PLAN shall mean the Corporation's Employee Stock Purchase Plan,
               ----
as set forth in this document.

          O.   PLAN ADMINISTRATOR shall mean the committee of two (2) or more
               ------------------
Board members appointed by the Board to administer the Plan.

          P.   PURCHASE DATE shall mean the last business day of each Purchase
               -------------
Period.  The initial Purchase Date shall be May 29, 1998.

          Q.   PURCHASE PERIOD shall mean each successive period at the end of
               ---------------
which there shall be purchased shares of Class B Common Stock on behalf of each Participant.

          R.   STOCK EXCHANGE shall mean either the American Stock Exchange or
               --------------
the New York Stock Exchange.

          S.   UNDERWRITING AGREEMENT shall mean the agreement among the
               ----------------------
Corporation, the selling shareholders and the underwriters managing the initial public offering of the Class B Common Stock.

                           TIER TECHNOLOGIES, INC.

                         CLASS B COMMON STOCK PROXY
                       ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON JANUARY 11, 2000

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned shareholder of Tier Technologies, Inc. hereby constitutes and appoints JAMES L. BILDNER and GEORGE K. ROSS and each of them, each with full power of substitution, as proxy or proxies of the undersigned to vote the number of shares of Class B Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Tier Technologies, Inc. to be held at the offices of Cooley Godward LLP, One Maritime Plaza, 22nd Floor, San Francisco, California at 2:00 p.m. local time on January 11, 2000, and at any adjournments or postponements thereof, with respect to the proposals described in the Notice of Annual Meeting of Shareholders and Proxy Statement, in the manner specified below.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR ALL PROPOSALS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED IN PROPOSAL NO. 1, FOR PROPOSAL NO. 2 AND FOR PROPOSAL NO. 3.

PROPOSAL NO. 1:

Nominees for Director: William G. Barton, James L. Bildner, Samuel Cabot III, Morgan P. Guenther, Ronald L. Rossetti and William C. Van Faasen

            [_] For
            [_] Withhold

     Withhold authority to vote for the nominee(s) listed: ___________________

PROPOSAL NO. 2:
Approval of Amendment to Employee Stock Purchase Plan   FOR [_]   AGAINST [_]   ABSTAIN [_]

PROPOSAL NO. 3:
Ratification of Appointment of                          FOR [_]   AGAINST [_]   ABSTAIN [_]
PricewaterhouseCoopers LLP as
Independent Accountants

                        PLEASE MARK, SIGN AND DATE THIS
                     PROXY AND RETURN IT PROMPTLY WHETHER
                    OR NOT YOU PLAN TO ATTEND THE MEETING.
                        IF YOU DO ATTEND, YOU MAY VOTE
                           IN PERSON IF YOU DESIRE.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and accompanying Proxy Statement dated December 15, 1999, and of the Company's Annual Report for the fiscal year ended September 30, 1999.

Please sign as name appears on this proxy. Joint owners should each sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated ______________, _____   _________________________________________________
                              Signature

                              _________________________________________________
                              Signature if held jointly